STEVEN MADDEN, LTD.
ACKNOWLEDGEMENT OF CLAWBACK POLICY

[INSERT DATE]

[INSERT NAME AND EMAIL ADDRESS]

Dear [INSERT NAME]:

Steven Madden, Ltd. (“SHOO”) has recently adopted a Recovery Policy to govern the recovery of erroneously awarded incentive-based compensation (the “Revised Clawback Policy”) and updated the related section of its Corporate Governance Principles to conform with the Revised Clawback Policy.

The Revised Clawback Policy requires SHOO to recover incentive-based compensation from covered officers in the event there is a restatement of SHOO’s financial results. The Revised Clawback Policy also authorizes SHOO to recover certain compensation from individuals determined to be culpable in connection with certain criminal matters.

The Revised Clawback Policy will not apply to any of your incentive-based compensation awarded prior to October 2, 2023, the effective date of the Revised Clawback Policy (the “Effective Date”). However, as you have previously acknowledged, the clawback-related section of the Corporate Governance Principles will continue to apply to any of your incentive-based compensation awarded on or after November 1, 2022. In your role as an executive officer and leader of SHOO, we believe it is important that you are aware of the Revised Clawback Policy and that you agree to its application to incentive-based compensation awarded to you on or after the Effective Date.

For that reason, we are asking that you review the text of the Revised Clawback Policy, which is included as Exhibit A to this acknowledgement (this “Acknowledgement”), and that you indicate your acknowledgement and agreement that your incentive-based compensation awarded on or after the Effective Date will be subject to the Revised Clawback Policy.

In addition, because we cannot predict with certainty future regulatory requirements or governance developments in this area, we are asking that you agree that your incentive-based compensation and time-based compensation awarded on or after the Effective Date will be subject to any compensation clawback, compensation recoupment or compensation recovery policy that SHOO may adopt, or that may become applicable to SHOO, in the future.

If you have any questions about the Revised Clawback Policy or this Acknowledgment, please do not hesitate to contact me. Otherwise, please sign and date this Acknowledgement where indicated below and return a copy to me by [INSERT DEADLINE FOR RETURN].

We thank you for your contributions to SHOO to date and appreciate your attention to this important corporate governance topic.

Very truly yours,
                            STEVEN MADDEN, LTD.

                            By:                                                     Title:

By signing below, I acknowledge and agree that (1) I have read and understood the Revised Clawback Policy set forth in Exhibit A, (2) I agree that any incentive-based compensation that I am awarded or otherwise receive on or after the Effective Date will be subject to the Revised Clawback Policy, (3) this Acknowledgment serves as an amendment to any employment agreement, equity award agreement or similar agreement to which I am a party with SHOO, (4) this Acknowledgment will continue to apply to any future employment agreement or similar agreement to which I become a party with SHOO, (5)  incentive-based compensation and time-based compensation awarded to me on or after the Effective Date will be subject to any compensation clawback, compensation recoupment or compensation recovery policy that SHOO may adopt, or that may otherwise become applicable to SHOO, in the future, and (6) the grant or payment of future incentive-based compensation or time-based compensation to me serves as adequate consideration for my agreement to this Acknowledgement.

ACKNOWLEDGED AND AGREED:

______________________________________            Date: ____________________
[INSERT NAME OF EXECUTIVE OFFICER]